EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 14, 2005, relating to the financial statements of JDA Software Group, Inc. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in and incorporated by reference in the Annual Report on Form 10-K of JDA Software Group, Inc. and subsidiaries for the year ended December 31, 2004.
Deloitte & Touche LLP
/s/ Deloitte & Touche LLP
Phoenix, Arizona
September 9, 2005